PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                          SAFE HARBOR COMPLIANCE STATEMENT
                           FOR FORWARD LOOKING STATEMENTS

  In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z 2 and 78u 5 (Supp. 1996), Congress encouraged public companies to make "forward looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward looking statements. Oak Brook Capital IV, Inc. ("OAK BROOK" or the "Company") intends to qualify both its written and oral forward looking statements for protection under the Reform Act and any other similar safe harbor provisions.

  "Forward looking statements" are defined by the Reform Act. Generally, forward looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward looking statements of OAK BROOK. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, OAK BROOK undertakes no obligation to update or revise forward looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

  OAK BROOK provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions.

  YEAR 2000

  It is possible that the Company's currently installed computer systems, software products or other business systems, or those of the Company's customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the year 2000 or thereafter without error or interruption (commonly known as the "Year 2000" problem). The Company has conducted a review of its business systems, including its computer systems, and is querying its customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. Through its review, the Company has identified a number of older legacy systems that will be abandoned in favor of a limited number of more efficient processing systems, rather than make all the systems Year 2000 compatible. Customers, vendors and resellers have been identified and requests for information distributed regarding the Year 2000 readiness of such parties.